Exhibit 5.1

July 14, 2026

Rocket Pharmaceuticals, Inc.
9 Cedarbrook Drive
Cranbury, NJ 08512

Ladies and Gentlemen:

We have acted as special counsel to Rocket Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 filed by the Company on the date hereof (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, for the registration of an aggregate of 6,997,632 shares (collectively, the “Shares” and each, a “Share”) of Common Stock, par value $0.01 per share, of the Company (“Common Stock”), issuable pursuant to (a) the Second Amended and Restated Rocket Pharmaceuticals, Inc. 2014 Stock Option and Incentive Plan (the “Plan”), which includes (i) 4,332,791 shares of Common Stock resulting from the Annual Increase (as defined in the Plan) effective January 1, 2026 and (ii) 2,280,987 shares of Common Stock underlying Awards (as defined the Plan) that were satisfied without the issuance of Stock (as defined in the Plan) or otherwise terminated (other than by exercise), in each case, pursuant to Section 3(a) of the Plan, and (b) 383,854 shares of Common Stock underlying the Non-Qualified Stock Option Agreement For Employees Under Rocket Pharmaceuticals, Inc. Amended and Restated 2014 Stock Option and Incentive Plan in favor of Syed Rizvi having a grant date of October 6, 2025 (the “Rizvi Option Agreement”). This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of rendering our opinion below, we have reviewed: (i) the Registration Statement; (ii) the Seventh Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on February 23, 2015, as amended by the Certificate of Amendment of Seventh Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State on January 4, 2018, the Certificate of Amendment of Seventh Amended and Restated Certificate of Incorporation of the Company as also filed with the Secretary of State on January 4, 2018, the Certificate of Amendment of Seventh Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State on June 25, 2018, the Certificate of Change of Registered Agent and/or Registered Office of the Company as filed with the Secretary of State on August 25, 2022, and the Certificate of Amendment of Seventh Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State on June 20, 2024 (as so amended, the “Certificate of Incorporation”); (iii) the Amended and Restated Bylaws of the Company adopted effective as of March 29, 2018; (iv) resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) on March 29, 2018 relating to the Plan; (v) the minutes of the annual meeting of stockholders of the Company held on June 25, 2018 at which the stockholders of the Company approved the Plan; (vi) the Unanimous Written Consent in Lieu of a Meeting of the Compensation Committee of the Board of Directors effective as of October 6, 2025 relating to the Rizvi Option Agreement; (vii) the Compensation Committee Charter adopted November 18, 2014; (viii) the Plan; (ix) the Rizvi Option Agreement; and (x) a certificate of an officer of the Company with respect to the documents described in the foregoing clauses (i) through (ix) and certain other factual matters.

Rocket Pharmaceuticals, Inc.
July 14, 2026

For purposes of rendering our opinion below, we have not reviewed any document other than the documents listed in clauses (i) through (x) above (collectively, the “Reviewed Documents” and each, a “Reviewed Document”) and assume there exists no provision in any document relating to the matters covered by our opinion below that we have not reviewed that is inconsistent with the Reviewed Documents or our opinion below. We have conducted no independent factual investigation of our own but rather have relied on the Reviewed Documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we assume to be true, complete, and accurate in all respects.

For purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that: (a) each of the Reviewed Documents is accurate and complete; (b) each of the Reviewed Documents that is an original is authentic; (c) each of the Reviewed Documents that is a copy conforms to an authentic original; (d) each signature on each of the Reviewed Documents is genuine and, as applicable, constitutes an “electronic signature” (within the meaning of Section 116(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”)); and (e) there are no documents other than those referenced in this opinion letter that could affect the opinion expressed in this opinion letter and no amendments, modifications, or waivers of the Reviewed Documents. We have further assumed: (i) the legal capacity of natural persons, (ii) that each party to the Reviewed Documents (A) is duly organized, validly existing, and in good standing under the laws of its organization, (B) has the legal capacity, power, and authority to execute, deliver, and perform its obligations under the Reviewed Documents to which it is a party, (C) has taken all action necessary to duly authorize the execution and delivery of, and the performance of such party’s obligations under, the Reviewed Documents, and (D) has duly executed and delivered the Reviewed Documents; (iii) that each of the Reviewed Documents constitute the legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with their terms; (iv) that any amendment and/or restatement of any of the Reviewed Documents was accomplished in accordance with, and was permitted by the relevant provisions of, such Reviewed Document and applicable law; (v) that the issuance of the Shares or any rights or options to acquire Shares will not increase the proportionate share of, or securities convertible into, Common Stock held by an “interested stockholder” (within the meaning of Section 203(c) of the DGCL); and (vi) that the Company is and shall remain at all times a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. We have not verified any of the foregoing assumptions.

In rendering our opinion below, we also have assumed that: (a) the Company (i) will have sufficient authorized, unissued, and unreserved shares of Common Stock at the time of each issuance of a Share or any right or option to acquire a Share, in each case, under the Plan and (ii) had sufficient authorized, unissued, and unreserved shares of Common Stock at the time of the issuance of the right or option to acquire the shares of Common Stock underlying the Rizvi Option Agreement; (b) either (i) upon the issuance of a Share, such Share will be evidenced by a certificate that has been duly executed and delivered or (ii) the Board of Directors will have adopted a resolution providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the DGCL prior to the issuance of such Share and, within a reasonable time after the issuance or transfer of such uncertificated Share, the registered owner of such Share will be given notice in writing or by electronic transmission in compliance with Section 151(f) of the DGCL; (c) the issuance of each Share will be duly recorded in the Company’s stock ledger upon its issuance; (d) the Plan and each Award Certificate (as defined in the Plan, approved in accordance with the Plan, and hereinafter referred to as an “Award Agreement”) constitutes or will constitute, as applicable, the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (e) the Rizvi Option Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (f) the Company will receive consideration for each Share as set forth in the (i) Authorizing Resolutions (as defined below), which consideration shall be at least equal to the par value of such share of Common Stock (unless such Share is held in treasury, in which case, the consideration shall be the amount as set forth in the Authorizing Resolutions), and in the amount required by the Plan and the Award Agreement, and (ii) the Rizvi Option Agreement, which consideration shall be at least equal to the par value of such share of Common Stock (unless such Share is held in treasury, in which case, the consideration shall be the amount as set forth in the Rizvi Option Agreement) and in the amount required by the Plan; (g) with respect to any Shares issuable upon the exercise of any right or option to acquire Shares under (i) the Plan, the Company shall have received the minimum consideration for which such rights or options may be issued pursuant to the Authorizing Resolutions and the Plan, and (ii) the Rizvi Option Agreement, the Company received the minimum consideration for which such rights or options may be issued pursuant to the Rizvi Option Agreement; and (h) prior to the issuance of any Shares or any right or option to acquire any Shares, in each case, under the Plan, the Board of Directors, or a duly authorized committee or subcommittee thereof, will duly authorize by resolution each Award (as defined in the Plan) granted under the Plan with respect to which Shares are issued or issuable pursuant to an Award Agreement and in accordance with the DGCL and the Plan (the “Authorizing Resolutions”). We have not verified any of the foregoing assumptions.

Rocket Pharmaceuticals, Inc.
July 14, 2026

Our opinion set forth below is limited to the DGCL and reported judicial decisions interpreting the DGCL. We express no opinion as to the laws, rules, or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws. Our opinion set forth below is provided as of the date hereof, and we undertake no obligation to advise you of any change in any matter set forth herein.

Based upon and subject to the foregoing and assuming that the Registration Statement is effective at the time of issuance of the Shares, it is our opinion that when and if issued pursuant to (a) the terms of the Plan and in accordance with the Authorizing Resolutions and the applicable Award Agreement or (b) the terms of the Rizvi Option Agreement, as applicable, the Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP